EXHIBIT 24.3

ATTORNEY CERTIFICATION

I the undersigned, Gabriel Tribaldos, Attorney, hereby certify as follows:

1.	José E. Silva and Dianeth M. de Ospino, who signed the attached report, are authorized to sign on behalf of Filippone Business S.A.

2.	The above composition of signatures is binding on Filippone Business S.A. in respect of the attached report/

3.	The above authorized signatories signed this document before me and were identified by me in person according to an identity card.

4.	The resolution concerning Filippone Business S.A.'s authorized signatories was duly adopted, in accordance with Filippone Business S.A.'s incorporation documents.

November 1, 2012 Date	/s/ Gabriel Tribaldos Gabriel Tribaldos, Adv. Lic. No. 7192